EXHIBIT 5.1


       [Letterhead of Ballard Spahr Andrews & Ingersoll]

                                                      File Number
                                                        864166


December 4, 1997



Arden Realty, Inc.
9100 Wilshire Boulevard
East Tower, Suite 700
Beverly Hills, California  90212

   Re:   Registration Statement on Form S-3
      (Registration No. 333-40451

Ladies and Gentlemen:

      We have served as Maryland counsel to Arden Realty, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the offer and sale form time to time of up to 2,971,756 shares (the "Exchange Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company that may be issued to holders of up to 2,971,756 units of limited partnership interest in the Operating Partnership ("OP Units") if such holders (the "Selling Stockholders") tender their OP Units for cash redemption and the Company elects, in its sole and absolute discretion, to exchange the tendered OP Units on a one-for-one basis for the Exchange Shares in lieu of a cash redemption. The Op Units were issued, and the Exchange Shares were reserved for issuance, in connection with the formation of the Company and the Operating Partnership in October 1996 and certain subsequent property acquisitions by the Operating Partnership. The Exchange Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

      In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

      1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange Commission under the 1933 Act;

      2. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

      3. The Bylaws of the Company, certified as of a recent date by its Secretary;


      4. Resolutions adopted by the Board of Directors and stockholders of the Company relating to the sale, issuance and registration of the Exchange Shares, certified as of a recent date by the Secretary of the Company;

      5. The Amended and Restated Agreement of Limited
Partnership of the Operating Partnership, dated as of October 9, 1996 (the "Partnership Agreement");

      6. The form of certificate representing a share of Common
Stock, certified as of a recent date by the Secretary of the Company;

      7. A certificate of the SDAT as to the good standing of the Company, dated November 18, 1997;

      8. A certificate executed by Diana M. Laing, Secretary of the Company, dated November 18, 1997; and

      9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

      In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

      1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

      2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

      3. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

      4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise.

      5. The Exchange Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

      The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

      Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

      1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

      2. The Exchange Shares, upon the due execution, countersignature and delivery of certificates representing the Exchange Shares and assuming that the sum of (a) all shares of Common Stock issued as of the date hereof, (b) any shares of Common Stock issued between the date hereof and the date on which any of the Exchange Shares are actually issued (not including any of the Exchange Shares), and (c) the Exchange Shares will not exceed the total number of shares of Common Stock that the Company is then authorized to issue, the Exchange Shares are duly authorized and, when and if delivered in accordance with the Partnership Agreement and the resolutions of the Board of Directors authorizing their issuance, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

      We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

      This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Latham & Watkins, counsel to the Company) without, in each instance, our prior written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                           Very truly yours,

                           /s/Ballard Spahr Andrews & Ingersoll